Exhibit 10.20

DYNE THERAPEUTICS, INC.

Executive Severance and Change in Control Benefits Plan

1. Establishment of Plan. Dyne Therapeutics, Inc., a Delaware corporation, hereby establishes an unfunded severance benefits plan (the “Plan”) that is intended to be a welfare benefit plan within the meaning of Section 3(1) of ERISA. The Plan is in effect for Covered Employees who experience a Covered Termination occurring after the Effective Date and before the termination of this Plan. This Plan supersedes any and all (i) severance plans and separation policies applying to Covered Employees that may have been in effect before the Effective Date with respect to any termination that would, under the terms of this Plan, constitute a Covered Termination and (ii) the provisions of any agreements between any Covered Employee and the Company that provide for severance benefits.

2. Purpose. The purpose of the Plan is to establish the conditions under which Covered Employees will receive the severance benefits described herein if employment with the Company (or its successor in a Change in Control) terminates under the circumstances specified herein. The severance benefits paid under the Plan are intended to assist Covered Employees in making a transition to new employment and are not intended to be a reward for prior service with the Company.

3. Definitions. For purposes of this Plan,

(a) “Accrued Obligations” shall mean (i) any earned but unpaid Base Salary as of the date the Covered Employee’s employment is terminated, (ii) any accrued, but unused vacation time as of the date the Covered Employee’s employment is terminated, (iii) any vested benefits the Covered Employee may have under any employee benefit plan of the Company as of the date the Covered Employee’s employment is terminated, (iv) any unpaid expense reimbursements accrued prior to the date the Covered Employee’s employment is terminated, and (iv) any unpaid but earned bonus for a fiscal year preceding the year in which the Covered Employee’s employment is terminated that was earned and Board-approved but is unpaid as of the date the Covered Employee’s employment is terminated.

(b) “Base Salary” shall mean, for any Covered Employee, such Covered Employee’s base rate of pay as in effect immediately before a Covered Termination (or, if applicable, prior to the Change in Control, if greater) and exclusive of any bonuses, overtime pay, shift differentials, “adders,” any other form of premium pay, or other forms of compensation.

(c) “Benefits Continuation” shall have the meaning set forth in Section 8 hereof.

(d) “Board” shall mean the Board of Directors of the Company.

(e) “Bonus” shall mean, for any Covered Employee, the target annual bonus established by the Board or a committee thereof that the Covered Employee was eligible to earn for the year in which the Covered Termination occurs (or, if applicable, for the year in which the Change in Control occurs, if greater), without regard to whether the performance goals applicable to such bonus had been established or satisfied at the date of termination of employment.

(f) “Cause” shall mean (i) the Covered Employee’s material breach of any Restrictive Covenants Agreement with the Company, (ii) the Covered Employee’s conviction of, or the Covered Employee’s plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (iii) the Covered Employee’s gross negligence or willful misconduct in the performance of his or her duties, (iv) the Covered Employee’s continuing failure to perform assigned duties after receiving written notification of the failure from the Company, or (v) the Covered Employee’s failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested such cooperation; provided, however, that “Cause” shall not be deemed to have occurred pursuant to subsection (iii), (iv), or (v) hereof unless the Covered Employee has first received written notice from the Company specifying in reasonable detail the particulars of such grounds and that the Company intends to terminate the Covered Employee’s employment for such grounds, and the Covered Employee has failed to cure such grounds to the Company’s satisfaction within a period of thirty (30) days from the date of such notice.

(g) “Change in Control” shall mean the occurrence of any one or more of the following events, in each case only to the extent that such event or occurrence also constitutes a change in ownership or effective control of the Company or a change in the ownership of a substantial part of the assets of the Company, as defined in Treasury Regulation Sections 1.409A-3(i)(5)(v), (vi) and (vii):

(i) the consummation of a merger or consolidation of the Company with any other entity, other than a merger or consolidation in which voting securities of the Company outstanding immediately prior thereto continue to represent more than fifty percent (50%) percent of the total voting power entitled to vote generally in the election of directors of: (A) the surviving or resulting corporation; or (B) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation immediately after such merger or consolidation;

(ii) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) more than fifty percent (50%) of the total voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors; provided, however, that for purposes of this subsection (ii), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company or (B) any acquisition by any corporation pursuant to a merger or consolidation which falls within the exception provided in subsection (i) above; or

(iii) the sale, transfer or exclusive license of all or substantially all of the assets of the Company.

(h) “Change in Control Termination” shall mean a Termination Without Cause of a Covered Employee or a Resignation for Good Reason by a Covered Employee, in either case on or within the one (1) year period following the closing of a Change in Control.

(i) “Change in Ownership or Control” shall have the meaning set forth in Section 14(c) hereof.

(j) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act.

(k) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(l) “Committee” shall have the meaning set forth in Section 15(a) hereof.

(m) “Company” shall mean Dyne Therapeutics, Inc., or, following a Change in Control, any successor thereto.

(n) “Contingent Compensation Payments” shall have the meaning set forth in Section 14(c) hereof.

(o) “Covered Employees” shall mean all Regular Full-Time Employees (both exempt and non-exempt) who are Executives, who experience a Covered Termination and who are not designated as ineligible to receive severance benefits under the Plan as provided in Section 5 hereof. For the avoidance of doubt, neither Temporary Employees nor Part-Time Employees are eligible for severance benefits under the Plan. An employee’s full-time, part-time or temporary status for the purpose of this Plan shall be determined in good faith by the Plan Administrator upon review of the employee’s status immediately before termination. Any person who is classified by the Company as an independent contractor or third-party employee is not eligible for severance benefits even if such classification is modified retroactively.

(p) “Covered Termination” shall mean a termination designated by the Plan Administrator as (i) a Change in Control Termination or (ii) solely for Covered Employees who are Senior Executives, a Non-Change in Control Termination. The Plan Administrator shall determine whether a particular termination is a Change in Control

Termination or a Non-Change in Control Termination, and may determine, based on the facts and circumstances, that a termination does not qualify as a Covered Termination. For the avoidance of doubt, any employee of the Company who is not a Senior Executive who experiences a Termination Without Cause or a Resignation for Good Reason in either case prior to or more than twelve (12) months after the closing of a Change in Control, shall not have experienced a Covered Termination and shall not be entitled to receive any payments or benefits under this Plan.

(q) “Disability” shall mean that the employee, due to a physical or mental disability, for a period of ninety (90) consecutive days, or one hundred and eighty (180) days in the aggregate whether or not consecutive, during any three hundred and sixty-five (365) day period, is unable to perform the services required by the employee’s position at the Company. A determination of Disability shall be made by a physician selected by the Company.

(r) “Delay Period” shall have the meaning set forth in Section 13(b)(1) hereof.

(s) “Effective Date” shall mean the date of the effectiveness of the Company’s registration statement with respect to its initial public offering.

(t) “Eliminated Amount” shall have the meaning set forth in Section 14 hereof.

(u) “Eliminated Payments” shall have the meaning set forth in Section 14 hereof.

(v) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(w) “Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended.

(x) “Executive” shall mean any employee of the Company holding the title of Vice President or above.

(y) “Executive Response” shall have the meaning set forth in Section 14(d) hereof.

(z) “Non-Change in Control Termination” shall mean a Termination Without Cause of a Covered Employee who is a Senior Executive or a Resignation for Good Reason by a Covered Employee who is a Senior Executive, in either case prior to or more than twelve (12) months after the closing of a Change in Control.

(aa) “Part-Time Employees” shall mean employees who are not Regular Full-Time Employees or Temporary Employees and are treated as such by the Company.

(bb) “Participants” shall mean Covered Employees.

(cc) “Plan Administrator” shall have the meaning set forth in Section 15 hereof.

(dd) “Potential Payments” shall have the meaning set forth in Section 14(d) hereof.

(ee) “Regular Full-Time Employees” shall mean employees, other than Temporary Employees, normally scheduled to work at least thirty (30) hours a week unless the Company’s local practices, as from time to time in force, whether or not in writing, establish a different hours threshold for regular full-time employees.

(ff) “Resignation for Good Reason” shall mean a Separation as a result of the Covered Employee’s resignation after one of the following conditions has come into existence without the Covered Employee’s written consent: (i) a material reduction in the employee’s Base Salary (unless such reduction is part of a broad-based salary reduction applicable to the Company’s senior management); (ii) a material diminution in the employee’s authority, duties or responsibilities; or (iii) a material change in the geographic location at which the employee must perform services to the Company (it being understood that any change of forty (40) or more miles would be material). In order to establish a “Resignation for Good Reason,” an employee must provide written notice to the Company of the existence of the condition giving rise to the Resignation for Good Reason, which notice must be provided within ninety (90) days of the initial existence of such condition, the Company must fail to cure the condition within thirty (30) days thereafter, and the employee’s termination of employment must occur no later than thirty (30) days following the expiration of the Company’s cure period.

(gg) “Restrictive Covenants Agreement” shall mean any invention, non-disclosure agreement, non-competition or non-solicitation agreement or any similar agreement between the Covered Employee and the Company.

(hh) “Section 14(b) Override” shall have the meaning set forth in Section 14(b) hereof.

(ii) “Section 409A” shall have the meaning set forth in Section 13 hereof.

(jj) “Senior Executive” shall mean an Executive who (i) holds the title of Chief Executive Officer or another C-Level title, (ii) holds the title of Senior Vice-President, and/or (iii) has been designated an “officer” of the Company for purposes of Section 16 of the Exchange Act (such an officer, a “Section 16 Officer”).

(kk) “Separation” shall mean a “separation from service,” as defined in the regulations under Section 409A.

(ll) “Separation Agreement” shall have the meaning set forth in Section 6 hereof.

(mm) “Separation Agreement Effective Date” shall have the meaning set forth in Section 13(c)(1) hereof.

(nn) “Temporary Employees” are employees treated as such by the Company, whether or not in writing.

(oo) “Termination Without Cause” shall mean a Separation as a result of a termination of the Covered Employee’s employment by the Company without Cause, provided the Covered Employee is willing and able to continue performing services within the meaning of Treasury Regulation Section 1.409A-1(n)(1).

4. Coverage. Subject to satisfaction of the eligibility and other requirements set forth in Sections 5 and 6 of this Plan, a Covered Employee will be entitled to receive severance benefits under this Plan if such employee experiences a Covered Termination.

5. Eligibility for Severance Benefits. The following employees will not be eligible for severance benefits, except to the extent specifically determined in good faith otherwise by the Plan Administrator: (a) an employee who is terminated for Cause or by reason of death or Disability; (b) an employee who voluntarily retires or otherwise voluntarily terminates his or her employment other than a Resignation for Good Reason at any time the case of a Senior Executive or, on or within twelve months following a Change in Control in the case of a Covered Employee other than a Senior Executive; and (c) an employee who is employed for a specific period of time in accordance with the terms of a written offer letter or employment agreement.

6. Separation Agreement; Timing of Severance Benefits.

(a) Receipt of any severance payments or benefits under the Plan requires that the Covered Employee: (a) comply with the provisions of any applicable Restrictive Covenants Agreement with the Company, and other obligations to the Company; (b) have returned all Company property in the Covered Employee’s possession on or prior to the Covered Employee’s last day of employment; (c) have resigned as a member of the Board or as a member of any board of directors of any subsidiary of the Company, to the extent the Covered Employee is then a director of the Company or of any such subsidiary; (d) have entered into a separation agreement, in a form to be provided by the Company, that has become enforceable and irrevocable and that includes a general release of all employment-related claims that the Covered Employee may have against the Company or persons affiliated with the Company, re-confirmation of the Covered Employee’s obligations under any applicable Restrictive Covenants Agreement, and a 12-month post-employment non-competition provision (the “Separation Agreement”); and (e) comply with the provisions of the Separation Agreement. The Separation

Agreement shall not include a waiver or release of any claims related to: (x) the Covered Employee’s status as a stockholder or equityholder of the Company or any rights the Covered Employee may have under the terms of any equity award between the Covered Employee and the Company, including any claims with respect to any equity owned or held by the Covered Employee at the time the Covered Employee’s employment is terminated, or (y) any rights to indemnification from the Company, pursuant to any applicable governing documents of the Company or any applicable written agreement between the Covered Employee and the Company, rights under ERISA or rights which, as a matter of law, cannot be waived. The Separation Agreement must become enforceable and irrevocable on or before the fifty-second (52nd) day following the Covered Employee’s last day of employment with the Company (or such shorter period of time prescribed by the Company). If the Covered Employee fails to execute without revocation the Separation Agreement on or before the fifty-second (52nd) day following the Covered Employee’s last day of employment with the Company (or such shorter period of time prescribed by the Company), the Covered Employee shall be entitled to the Accrued Obligations only and no other severance payments or benefits.

(b) The Accrued Obligations (if any) shall be paid on or before the time required by law or applicable policy, except to the extent any such payments would accelerate compensation in a manner inconsistent with Section 409A. The severance payments provided for in Section 7 hereof will be paid in accordance with the terms of this Plan and the Company’s regularly scheduled payroll dates in effect from time to time and the Benefits Continuation will be paid at the time premium payments are made by other participants in the Company’s health benefit plans generally. Subject to Section 13 hereof, the payments shall be made or commence on the first payroll date after the Separation Agreement Effective Date.

7. Cash Severance.

(a) Non-Change in Control Termination. In addition to any Accrued Obligations but subject to the requirements of Section 6 hereof, a Covered Employee who experiences a Non-Change in Control Termination shall be entitled to receive continuation of such employee’s monthly Base Salary for the Severance Period indicated in the table below opposite such employee’s title.

Title of Participant	Severance Period

Chief Executive Officer	12 Months

C-Level (other than CEO), Senior Vice President, Section 16 Officer	9 Months

(b) Change in Control Termination. In addition to any Accrued Obligations but subject to the requirements of Section 6 hereof, a Covered Employee who experiences a Change in Control Termination shall be entitled to receive:

(i) a single lump sum payment in an amount equal to the product of such employee’s annual Base Salary and the multiple indicated in the table below opposite such employee’s title; and

(ii) a single lump sum payment in an amount equal to the product of such employee’s Bonus and the multiple indicated in the table below opposite such employee’s title.

Title of Participant	Multiple

Chief Executive Officer	Base: 1.5x Bonus: 1.5x

C-Level (other than CEO), Senior Vice President, Section 16 Officer	Base: 1.0x Bonus: 1.0x

Vice President	Base: 0.75x Bonus: 1.0x

For purposes of this Section 7, a Covered Employee’s title shall be such employee’s title immediately prior to the Covered Termination or, if such employee’s title was changed in connection with the Change in Control, immediately prior to such change in connection with the Change in Control.

8. Benefits Continuation. In the event of a Covered Termination, a Covered Employee shall, subject to Section 6 hereof and provided the Covered Employee is eligible for and timely elects to continue receiving group health insurance coverage under the law known as COBRA, also be entitled to payment by the Company of the portion of the monthly premiums for such coverage that the Company pays for active and similarly situated employees receiving the same type of coverage, for the period ending upon the earlier of the expiration of the applicable Benefits Continuation Period (as determined in accordance with the table below based on the Covered Employee’s title and the type of Covered Termination experienced) and the date on which the Covered Employee becomes eligible to receive group health insurance coverage through another employer (such benefit, the “Benefits Continuation”); provided, however, that should the Covered Employee become eligible during the Severance Period to receive group health insurance coverage through another employer, the Covered Employee shall be required to immediately notify the Company in writing of the date of eligibility for such coverage; and provided, further, that the Benefits Continuation shall only apply if and while permitted under applicable tax or other laws as nondiscriminatory.

Title of Participant	Benefits Continuation Period – Non-Change in Control Termination	Benefits Continuation Period –Change in Control Termination

Chief Executive Officer	12 months	18 months

C-Level (other than CEO), Senior Vice President, Section 16 Officer	9 months	12 months

Vice President	N/A	9 months

9. Equity Awards. In the event of a Change in Control Termination, subject to Section 6 hereof and except to the extent provided otherwise in the applicable award agreement, all of the Covered Employee’s equity awards that are outstanding and unvested as of such termination, will vest and become fully exercisable or non-forfeitable on the date of such termination. Except to the extent set forth herein, in the event of a Covered Termination all of the Covered Employee’s equity awards will continue to be dictated by the terms of the applicable award agreements.

10. Recoupment. If a Covered Employee fails to comply with the terms of this Plan, including the provisions of Section 6 above, and/or fails to comply with the terms of the Separation Agreement, the Company may require repayment to the Company of any benefits described in Sections 7 and 8 above that the Covered Employee has already received to the extent permitted by applicable law and with the “value” determined in the sole and good faith discretion of the Plan Administrator. Payment is due in cash or by check within thirty (30) days, or such earlier date as may be required by law or by any clawback policy that the Company adopts, after the Company provides notice to a Covered Employee that it is enforcing this provision. Any benefits described in Sections 7 and 8 above not yet received by such Covered Employee will be immediately forfeited.

11. Death; Disability. If a Participant dies or becomes Disabled after the date of his or her Covered Termination but before all payments or benefits to which such Participant is entitled pursuant to this Plan have been paid or provided, payments will be made to any beneficiary or legal representative designated by the Participant prior to or in connection with such Participant’s Covered Termination or, if no such beneficiary or legal representative has been designated, to the Participant’s estate. For the avoidance of doubt, if a Participant dies or is permanently Disabled during the Benefits Continuation period provided for the Participant in Section 8, Benefits Continuation will continue for the Participant’s applicable dependents for the remainder of the applicable Benefits Continuation Period provided for such Participant in Section 8.

12. Withholding. The Company may withhold from any payment or benefit under the Plan: (a) any federal, state, or local income or payroll taxes required by law to be withheld with respect to such payment; (b) such sum as the Company may reasonably estimate is necessary to cover any taxes for which the Company may be liable and which may be assessed with regard to such payment; and (c) such other amounts as appropriately may be withheld under the Company’s payroll policies and procedures from time to time in effect.

13. Section 409A. It is expected that the payments and benefits provided under this Plan will be exempt from or compliant with Section 409A of the Code, and the guidance issued thereunder (“Section 409A”). The Plan shall be interpreted consistent with this intent to the maximum extent permitted and generally, with the provisions of Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of any amounts or benefits upon or following a termination of employment (which amounts or benefits constitute nonqualified deferred compensation within the meaning of Section 409A) unless such termination is also Separation and, for purposes of any such provision of this Plan, references to a “termination,” “termination of employment” or like terms shall mean Separation. Neither the Participant nor the Company shall have the right to accelerate or defer the delivery of any payment or benefit except to the extent specifically permitted or required by Section 409A.

To the extent the severance payments or benefits under this Plan are subject to Section 409A, the following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to Participants under this Plan:

(a) Each installment of the payments and benefits provided under this Plan will be treated as a separate “payment” for purposes of Section 409A. Whenever a payment under this Plan specifies a payment period with reference to a number of days (e.g., “payment shall be made within ten (10) days following the date of termination”), the actual date of payment within the specified period shall be in the Company’s sole discretion. Notwithstanding any other provision of this Plan to the contrary, in no event shall any payment under this Plan that constitutes “non-qualified deferred compensation” for purposes of Section 409A be subject to transfer, offset, counterclaim or recoupment by any other amount unless otherwise permitted by Section 409A.

(b) Notwithstanding any other payment provision herein to the contrary, if the Company or appropriately-related affiliates become publicly-traded and a Covered Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B) with respect to such entity, then each of the following shall apply:

(i) With regard to any payment that is considered “non-qualified deferred compensation” under Section 409A payable on account of a Separation, such payment shall be made on the date which is the earlier of (A) the day following the expiration of the six (6) month period measured from the date of such Separation of the Covered Employee, and (B) the date of the Covered Employee’s death (the “Delay Period”) to the extent required under Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this provision (whether otherwise payable in a single sum or in installments in the absence of such delay) shall be paid to or for the Covered Employee in a lump sum, and all remaining payments due under this Plan shall be paid or provided for in accordance with the normal payment dates specified herein; and

(ii) To the extent that any benefits to be provided during the Delay Period are considered “non-qualified deferred compensation” under Section 409A payable on account of a Separation, and such benefits are not otherwise exempt from Section 409A, the Covered Employee shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse the Covered Employee, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to the Covered Employee, the Company’s share of the cost of such benefits upon expiration of the Delay Period. Any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified in this Plan.

(c) To the extent that severance benefits pursuant to this Plan are conditioned upon the execution and nonrevocation of a Separation Agreement, the Covered Employee shall forfeit all rights to such payments and benefits unless such separation agreement is signed and delivered (and no longer subject to revocation, if applicable) within fifty-two (52) days following the date of the termination of the Covered Employee’s employment with the Company. If the Separation Agreement is no longer subject to revocation as provided in the preceding sentence, then the following shall apply:

(i) To the extent any severance benefits to be provided are not “non-qualified deferred compensation” for purposes of Section 409A, then such benefits shall commence upon the first scheduled payment date immediately after the date the Separation Agreement is executed and no longer subject to revocation (the “Separation Agreement Effective Date”). The first such cash payment shall include all amounts that otherwise would have been due prior thereto under the terms of this Agreement applied as though such payments commenced immediately upon the termination of Covered Employee’s employment with the Company, and any payments made after the Separation Agreement Effective Date shall continue as provided herein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following the termination of Covered Employee’s employment with the Company.

(ii) To the extent any such severance benefits to be provided are “non-qualified deferred compensation” for purposes of Section 409A, then the Separation Agreement must become irrevocable within fifty-two (52) days of the date of termination and benefits shall be made or commence upon the date provided in Section 6, provided that if the 52nd day following the termination of Executive’s employment with the Company falls in the calendar year following the calendar year containing the date of termination, the benefits will be made no earlier than the first business day of that following calendar year. The first such cash payment shall include all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon the termination of Executive’s employment with the Company, and any payments made after the first such payment shall continue as provided herein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following the termination of Executive’s employment with the Company.

(d) The Company makes no representations or warranties and shall have no liability to any Participant or any other person, other than with respect to payments made by the Company in violation of the provisions of this Plan, if any provisions of or payments under this Plan are determined to constitute deferred compensation subject to Section 409A but not to satisfy the conditions of that section.

14. Section 280G; Modified Economic Cutback

(a) Notwithstanding any other provision of the Plan, except as set forth in Section 14(b), in the event that the Company undergoes a Change in Ownership or Control, the Company shall not be obligated to provide to a Participant any portion of any Contingent Compensation Payments that the Participant would otherwise be entitled to receive to the extent necessary to eliminate any “excess parachute payments” (as defined in Code Section 280G(b)(1)) for such Participant. For purposes of this Section 14, the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Payments” and the aggregate amount (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision) of the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Amount.”

(b) Notwithstanding the provisions of 14(a), no such reduction in Contingent Compensation Payments shall be made if (i) the Eliminated Amount (computed without regard to this sentence) exceeds (ii) 100% of the aggregate present value (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-31 and Q/A-32 or any successor provisions) of the amount of any additional taxes that would be incurred by the Participant if the Eliminated Payments (determined without regard to this sentence) were paid to the Participant (including, state and federal income taxes on the Eliminated Payments, the excise tax imposed by Section 4999 of the Code payable with respect to all of the Contingent Compensation Payments in excess of the Participant’s “base amount” (as defined in Section 280G(b)(3) of the Code), and any withholding taxes). The override of such reduction in Contingent Compensation Payments pursuant to this Section 14(b) shall be referred to as a “Section 14(b) Override.” For purposes of this paragraph, if any federal or state income taxes would be attributable to the receipt of any Eliminated Payment, the amount of such taxes shall be computed by multiplying the amount of the Eliminated Payment by the maximum combined federal and state income tax rate provided by law.

(c) For purposes of this Section 14 the following terms shall have the following respective meanings:

(i) “Change in Ownership or Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 280G(b)(2) of the Code.

(ii) “Contingent Compensation Payment” shall mean any payment (or benefit) in the nature of compensation that is made or made available (under this Plan or otherwise) to a “disqualified individual” (as defined in Section 280G(c) of the Code) and that is contingent (within the meaning of Section 280G(b)(2)(A)(i) of the Code) on a Change in Ownership or Control of the Company.

(d) Any payments or other benefits otherwise due to a Participant following a Change in Ownership or Control that could reasonably be characterized (as determined by the Company) as Contingent Compensation Payments (the “Potential Payments”) shall not be made until the dates provided for in this Section 14(d). Within 30 days after each date on which the Participant first becomes entitled to receive (whether or not then due) a Contingent Compensation Payment relating to such Change in Ownership or Control, the Company shall determine and notify the Participant (with reasonable detail regarding the basis for its determinations) (i) which Potential Payments constitute Contingent Compensation Payments, (ii) the Eliminated Amount and (iii) whether the Section 14(b) Override is applicable. Within 30 days after delivery of such notice to the Participant, the Participant shall deliver a response to the Company (the “Executive Response”) stating either (A) that the Participant agrees with the Company’s determination pursuant to the preceding sentence, or (B) that the Participant disagrees with such determination, in which case the Participant shall set forth (i) which Potential Payments should be characterized as Contingent Compensation Payments, (ii) the Eliminated Amount, and (iii) whether the Section 14(b) Override is applicable. In the event that the Participant fails to deliver an Executive Response on or before the required date, the Company’s initial determination shall be final. If and to the extent that any Contingent Compensation Payments are required to be treated as Eliminated Payments pursuant to this Section 14, then the payments shall be reduced or eliminated, as determined by the Company, in the following order: (i) any cash payments, (ii) any taxable benefits, (iii) any nontaxable benefits, and (iv) any vesting of equity awards in each case in reverse order beginning with payments or benefits that are to be paid the farthest in time from the date that triggers the applicability of the excise tax, to the extent necessary to maximize the Eliminated Payments. If the Participant states in the Executive Response that the Participant agrees with the Company’s determination, the Company shall make the Potential Payments to the Participant within three business days following delivery to the Company of the Executive Response (except for any Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). If the Participant states in the Executive Response that the Participant disagrees with the Company’s determination, then, for a period of 60 days following delivery of the Executive Response, the Participant and the Company shall use good faith efforts to resolve such dispute. If such dispute is not resolved within such 60-day period, such dispute shall be settled exclusively by arbitration in the Commonwealth of Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Company shall, within three business days following delivery to the Company of the Executive Response, make to the Participant those Potential Payments as to which there is no dispute between the Company and the Participant regarding whether they should be made (except for any such Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). The balance of the Potential Payments shall be made within three business days following the resolution of such dispute. Subject to the limitations contained in Sections 14(a) and 14(b) hereof, the amount of any payments to be made to the Participant following the resolution of such dispute shall be increased by the amount of the accrued interest thereon computed at the prime rate announced from time to time by The Wall Street Journal, compounded monthly from the date that such payments originally were due.

(e) The provisions of this Section 14 are intended to apply to any and all payments or benefits available to the Participant under this Plan or any other agreement or plan of the Company under which the Participant may receive Contingent Compensation Payments

15. Plan Administration.

(a) Plan Administrator. The Plan Administrator shall be the Board or the

Compensation Committee thereof (the “Committee”); provided, however, that the Board or such Committee may in its sole discretion appoint a new Plan Administrator to administer the Plan following a Change in Control. The Plan Administrator shall also serve as the Named Fiduciary of the Plan under ERISA. The Plan Administrator shall be the “administrator” within the meaning of Section 3(16) of ERISA and shall have all the responsibilities and duties contained therein.

The Plan Administrator can be contacted at the following address:

830 Winter Street

Waltham, MA 02451

(b) Decisions, Powers and Duties. The general administration of the Plan and the responsibility for carrying out its provisions shall be vested in the Plan Administrator. The Plan Administrator shall have such powers and authority as are necessary to discharge such duties and responsibilities which also include, but are not limited to, interpretation and construction of the Plan, the determination of all questions of fact, including, without limit, eligibility, participation and benefits, the resolution of any ambiguities and all other related or incidental matters, and such duties and powers of the plan administration which are not assumed from time to time by any other appropriate entity, individual or institution. The Plan Administrator may adopt rules and regulations of uniform applicability in its interpretation and implementation of the Plan.

The Plan Administrator shall discharge its duties and responsibilities and exercise its powers and authority in its sole discretion and in accordance with the terms of the controlling legal documents and applicable law, and its actions and decisions that are not arbitrary and capricious shall be binding on any employee, and employee’s spouse or other dependent or beneficiary and any other interested parties whether or not in being or under a disability.

16. Indemnification. To the extent permitted by law, all employees, officers, directors, agents and representatives of the Company, to the extent not otherwise indemnified by the Company by agreement, pursuant to the Certificate of Incorporation or otherwise, shall be indemnified by the Company and held harmless against any claims and the expenses of defending against such claims, resulting from any action or conduct relating to the administration of the Plan, whether as a member of the Board or the Committee or otherwise, except to the extent that such claims arise from gross negligence, willful neglect, or willful misconduct.

17. Plan Not an Employment Contract. The Plan is not a contract between the Company and any employee, nor is it a condition of employment of any employee. Nothing contained in the Plan gives, or is intended to give, any employee the right to be retained in the service of the Company, or to interfere with the right of the Company to discharge or terminate the employment of any employee at any time and for any reason. No employee shall have the right or claim to benefits beyond those expressly provided in this Plan, if any. All rights and claims are limited as set forth in the Plan.

18. Severability. In case any one (1) or more of the provisions of this Plan (or part thereof) shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions hereof, and this Plan shall be construed as if such invalid, illegal or unenforceable provisions (or part thereof) never had been contained herein.

19. Non-Assignability. No right or interest of any Covered Employee in the Plan shall be assignable or transferable in whole or in part either directly or by operation of law or otherwise, including, but not limited to, execution, levy, garnishment, attachment, pledge or bankruptcy.

20. Integration With Other Pay or Benefits Requirements. The severance payments and benefits provided for in the Plan are the maximum benefits that the Company will pay to Covered Employees on a Covered Termination, except to the extent otherwise specifically provided in a separate agreement entered into on or after the Effective Date. To the extent that the Company owes any amounts in the nature of severance benefits under any other program, policy or plan of the Company that is not otherwise superseded by this Plan, or to the extent that any federal, state or local law, including, without limitation, so-called “plant closing” laws, requires the Company to give advance notice or make a payment of any kind to an employee because of that employee’s involuntary termination due to a layoff, reduction in force, plant or facility closing, sale of business, or similar event, the benefits provided under this Plan or the other arrangement shall either be reduced or eliminated to avoid any duplication of payment. The Company intends for the benefits provided under this Plan to partially or fully satisfy any and all statutory obligations that may arise out of an employee’s involuntary termination for the foregoing reasons and the Company shall so construe and implement the terms of the Plan.

21. Amendment or Termination. The Board or the Committee may amend, modify, or terminate the Plan at any time in its sole discretion; provided, however, that (a) any such amendment, modification or termination made prior to a Change in Control that adversely affects the rights of any Covered Employee shall be unanimously approved by the Company’s Board of Directors, including any independent director(s), (b) no such amendment, modification or termination may affect the rights of a Covered Employee then receiving payments or benefits under the Plan without the consent of such person, and (c) no such amendment, modification or termination made after a Change in Control shall be effective for one (1) year.

22. Governing Law. The Plan and the rights of all persons under the Plan shall be construed in accordance with and under applicable provisions of ERISA, and the regulations thereunder, and the laws of the State of Delaware (without regard to conflict of laws provisions) to the extent not preempted by federal law.

Adopted by the Board: August 24, 2020